Exhibit 10.12

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER COOPERATION AGREEMENT

Contract No.:

Date of Signing: September 21, 2025

Party A:

Company registration number:

Party B:

Company registration number:

Based on the principles of equality, mutual benefit, common development, complementary advantages, and equivalent compensation, Party A and Party B have mutually agreed upon the following terms regarding Party A’s provision of promotional services on Party B’s platform through friendly consultation:

Article 1 Definitions

1.	Cooperative products: These are products or services for which Party A holds independent and complete legal rights (including but not limited to ownership and related intellectual property rights), or those for which Party A has been legally authorized to entrust Party B with information promotion.

2.	Cooperation Model: Party B shall provide Party A with online promotion services through its own platform or an advertising management platform with legally obtained agency rights (hereinafter referred to as “Party B’s Platform”).

3.	Promotion service: This refers to the service of displaying and publishing information about cooperative products on Party B’s platform.

Article 2 Term of Cooperation

Cooperation Period: From September 21, 2025 to September 20,2027. If neither party proposes to terminate the cooperation within one month prior to the expiration of the contract term, the contract shall automatically extend for one year without limit on the number of extensions.

Article 3 Scope of Cooperation

1.	This contract shall be binding on both Party A and Party B during the cooperation period.

2.	Party B shall provide promotional services to Party A as stipulated in this contract. Party A shall pay the service fee to Party B at the agreed price and payment schedule specified herein.

3.	Email communications or settlement documents exchanged during the cooperation shall form an integral part of this agreement. During its execution, any email exchanges or stamped settlement documents between Party A and Party B regarding the cooperation model, product details, release schedule, or other matters shall constitute valid components of this agreement and carry the same legal force as the agreement itself.

Article 4 Data Statistics

1.	The data shared between both parties shall be based on Party B’s platform. Should the parties fail to reach an agreement on data discrepancies, either party may engage an independent third-party appraisal agency to verify and authenticate the data. Both parties shall accept the appraisal conclusions issued by the third-party agency, and all associated costs (including but not limited to appraisal fees) shall be borne by the respective parties according to their respective degrees of fault.

Article 5 Fee Settlement

1.	All promotional expenses under this agreement shall be settled as follows:

Upon completion of the product promotion services provided by Party B, the bill shall be electronically delivered to Party A, with the delivery date being the date when the email is sent to the designated contact email of Party A. If Party A’s contact requests the bill to be mailed in paper form, Party B shall comply. However, such compliance shall not be deemed as a delay in providing the bill, and Party A shall still make the payment as stipulated in this framework contract and the service order.

2.	The terms of the preferential policy will be separately agreed upon by both parties.

3.	All taxes and fees (including but not limited to value-added tax, surtax, consumption tax, withholding tax, corresponding income tax, or any other taxes or fees) incurred during Party A’s payment to Party B shall be borne by Party A. Where any deductions or withholdings are made during the payment process, Party A shall be responsible for such expenses and shall ensure that Party B receives the amount corresponding to the invoice value.

4.	Bank account information for both parties:

(1)	Party B’s payment account information is:

Party B has not yet opened a bank settlement account. The account details will be confirmed through a supplementary agreement after the account is officially opened.

Party B shall complete account opening within 30 days after the contract takes effect and provide Party A with complete account information.

(2)	Party A’s payment account details are as follows:

Account Name:

Bank account:

Bank of choice:

SWIFT Code:

Article 6 Rights and Obligations of Party A

1.	Party A shall provide Party B with the details of the cooperative products under this contract in writing (including email) at least 5 working days prior to the scheduled promotion.

2.	Party A warrants that the products authorized to Party B comply with local laws and regulations, and do not infringe upon the legitimate rights of Party B or any third parties. The authorized products shall not contain any illegal content such as pornography or political material, nor shall they include any hidden content that may involve unauthorized access to or damage of user data or systems.

3.	Party A warrants that it possesses the requisite legal qualifications and rights to provide the services stipulated herein. All authorized products and related information (including but not limited to any content, elements, creative concepts, programs, codes, algorithms, texts, images, or sounds contained therein) supplied to Party B are either fully owned by the intellectual property rights or legally authorized, in compliance with all applicable laws and regulations, and do not infringe upon the legitimate rights of any third parties.

4.	Party A reserves the right to monitor Party B’s promotional activities, including but not limited to: the scope of intellectual property usage, software copyright integrity, and lawful trademark application. This oversight covers all products, information, software, and brand identifiers owned by Party A that Party B utilizes during promotional campaigns.

Article 7 Rights and Obligations of Party B

1.	Party B guarantees that its promotional methods comply with international laws, regulations, and relevant policies, and will not infringe upon the legitimate rights of any third party. It ensures that promotional channels are free from gambling or pornographic content. If Party B’s promotional activities are non-compliant or illegal, resulting in losses to Party A, Party A reserves the right to hold Party B legally accountable.

2.	To ensure the service runs smoothly and stably, Party B shall make every effort to guarantee the legality and stability of the service delivery.

3.	In accordance with the principle of good faith, Party B shall exclusively distribute in the manner expressly stipulated in the contract. Party B shall not employ fraudulent or improper means to harm the interests of Party A or end users, nor shall it maliciously fabricate or provide false data to obtain unlawful gains.

4.	Party B shall provide promotional services to Party A as stipulated in this contract. In case of display errors or insufficient display time, Party B shall compensate Party A with equivalent value in accordance with the principle of ‘one error, one compensation; one omission, one compensation’.

5.	In accordance with the principle of good faith, Party B shall exclusively provide optimization services to Party A through the formal methods explicitly stipulated in the agreement. Party B shall not employ any fraudulent or improper means to harm the interests of Party A or its users. Party B shall ensure the accuracy of all data submitted and shall not maliciously fabricate or provide false data (including but not limited to click-through rates, installation counts, activation volumes, user data, and any settlement-related data). If such fraudulent activities are verified, Party A reserves the right to contest the corresponding promotional service fees and outstanding payments, and may withhold payment for the disputed portion of the advertising costs.

Article 8 Liability for Breach of Contract

1.	Party A shall pay Party B the promotion service fee in full and on time as stipulated in this agreement. If Party B’s bank details are incorrect or the bank payment information changes, Party B shall notify Party A at least 10 working days in advance. Any loss resulting from incorrect bank payment information shall be solely borne by Party B. In case of delayed payment by Party A, Party A shall be liable for the delay, with a penalty of 0.5% of the overdue amount per day. If the delay exceeds 30 days, Party B may unilaterally terminate this contract without assuming any liability. In addition to the late payment penalty, Party A shall pay Party B a penalty of 10% of the total contract amount. If the penalty is insufficient to cover Party B’s losses, Party B may demand Party A to make up the outstanding payment and compensate for the losses.

2.	Party B warrants its right to provide the services under this agreement to Party A, and that its content delivery methods and all self-provided materials (including content and design) comply with national laws, regulations, and policies of relevant authorities. Party B shall not infringe upon the legitimate rights and interests of Party A or any third party, nor cause any adverse effects to Party A. Any breach of these terms by Party B shall be deemed a default, and Party B shall compensate Party A for all resulting losses.

3.	The promotional materials shall be provided by Party B, who shall guarantee their legal compliance. Party B shall be solely liable for any disputes or penalties arising from the use of such materials.

4.	Party A holds full and lawful intellectual property rights over the products authorized to Party B for distribution. Party A shall be solely liable for all losses incurred by Party B due to any defects in Party A’s products.

Article 9 Intellectual Property Rights

1.	The parties to this contract may only use each other’s trademarks, logos, etc. for the purposes of this contract and within the scope stipulated herein. No such use shall be permitted for any other purpose or in any other manner.

2.	Party A holds full intellectual property rights over its products, trademarks, LOGO, and information service materials under this contract. Party B shall not engage in any activities that infringe upon Party A’s intellectual property rights.

3.	The responsible party shall compensate for the losses caused to the other party due to the breach of contract or tortious act by one party.

Article 10 Force Majeure

1.	Force majeure refers to an event that is beyond the reasonable control of either Party A or Party B, unforeseeable, or unavoidable even if foreseen, which impedes, affects, or delays the performance of any party’s obligations under the contract in whole or in part. Such events include, but are not limited to, government actions, natural disasters, war, or any other similar events.

2.	In the event of force majeure, the obligations of both Party A and Party B under this contract shall be suspended during the duration and scope of the force majeure event. Neither party shall be liable for any losses resulting from the failure to perform its contractual obligations due to force majeure beyond its control.

3.	The party claiming force majeure shall notify the other party no later than fifteen (15) days after the occurrence of force majeure, accompanied by a written proof of force majeure confirmed by the relevant authorities, and shall minimize the impact of force majeure. Otherwise, it shall be liable for the expanded losses.

4.	In the event of force majeure, both Party A and Party B shall immediately negotiate a solution. If the force majeure persists for more than thirty (30) days and significantly adversely affects the performance of this contract, either party may terminate this contract.

Article 11 Confidentiality Clause

1.	Both parties hereby confirm that any hardware, software, programs, passwords, trade names, technologies, licenses, patents, trademarks, LOGOs, technical know-how, or business processes of the other party acquired or authorized for use by one party under this contract are the lawful property of the other party. The acquiring party shall have no rights or interests in such information and shall not disclose it to any third party.

2.	During the cooperation period, any confidential business, technical or operational information obtained by either party shall not be disclosed to third parties during or after the contract term.

3.	Party B undertakes to strictly maintain confidentiality regarding all data, information, and contract terms obtained from Party A and its information service products under this agreement. No such information shall be disclosed to any third party or disclosed to any non-Party B employees, agents, or consultants. Party B shall also inform employees who become aware of such information in the course of performing this contract that the information is confidential, and shall be liable to Party A for any infringement or breach of contract by such employees.

4.	The confidentiality clause shall remain valid even if this contract is terminated or rescinded.

Article 12 Application of Law and Jurisdiction over Disputes

1.	All disputes arising from or in connection with this Contract, including but not limited to those concerning its validity, termination, or continued existence, shall be resolved through good-faith negotiations between the Contracting Parties to the greatest extent possible.

2.	The interpretation and execution of this contract shall be governed by the international laws. Any disputes arising from the performance of this contract between Party A and Party B shall first be resolved through friendly consultations. If no agreement is reached, the parties may bring a lawsuit to the competent people’s court of the plaintiff’s jurisdiction for resolution.

Article 13 Term and Termination of the Agreement

1.	Either party may terminate this contract by giving written notice to the other party at least 10 working days in advance.

2.	The early termination of this Agreement shall not affect the rights and obligations of both parties that have been established under this Agreement prior to the termination date.

Article 14 Other

1.	The designated contact persons in the contract header are authorized representatives of both Party A and Party B. These individuals are empowered to confirm relevant service matters on behalf of the company, including but not limited to verifying settlement data and fees. Such confirmations shall be binding upon both parties.

2.	If either party changes its designated contact person or contact information, it must notify the other party by email at least 3 days in advance. Otherwise, the party failing to notify will bear all adverse consequences.

3.	The annexes to this contract form an integral part of the contract and have the same legal effect as the contract itself.

4.	This contract shall take effect upon being sealed by both parties. Two original copies are made, with each party holding one copy, all of which shall have equal legal effect.

5.	For any matters not covered herein, the parties shall negotiate and execute a written supplementary contract as an appendix to this agreement.

(No content below,Signature Page Only)

Party A:		Party B:

(Seal)		(Seal)
Signature:		Signature:

Date:	September 21, 2025	Date:	September 21, 2025